Exhibit (a)(1)(E)
U.S. Offer to Purchase for Cash
Any and All Outstanding American Depositary Shares
of
COMPAÑÍA ANÓNIMA NACIONAL TELÉFONOS DE VENEZUELA (CANTV)
for
US$14.84791 per American Depositary Share (“ADS”)
(each ADS representing seven Class D shares of common stock of
Compañia Anónima Nacional Teléfonos de Venezuela (CANTV) or “CANTV”)
by
THE BOLIVARIAN REPUBLIC OF VENEZUELA
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 8, 2007,
UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.
April 9, 2007
To Our Clients:
          Enclosed for your information are the U.S. Offer to Purchase, dated April 9, 2007 (the “Offer to Purchase”), and the related ADS Letter of Transmittal (together, as may be amended or supplemented from time to time, the “U.S. Offer”) relating to the offer by the Bolivarian Republic of Venezuela (the “Venezuelan Republic”) to purchase any and all outstanding ADSs of Compañía Anónima Nacional Teléfonos de Venezuela (CANTV), a company (compañía anónima) organized under the laws of the Bolivarian Republic of Venezuela (“CANTV”), at a price of US$14.84791 per ADS in cash, without interest, upon the terms and subject to the conditions of the U.S. Offer. The price per ADS in cash is subject to downward adjustment to reflect any dividends declared after March 30, 2007 and paid by CANTV with a record date that is fixed as of a date prior to the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer. The capital stock of CANTV is divided into four classes of common stock, par value Bs. 36.90182224915 (“Common Shares”): Class A, Class B, Class C and Class D. Each ADS represents seven Class D Common Shares. The U.S. Offer is open to all holders of ADSs, wherever the holders are located, but is not open to holders of Common Shares.
          THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF ADSs HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE (DIRECTLY OR INDIRECTLY) THE HOLDER OF RECORD OF ADSs HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH ADSs CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ADS LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR ADSs HELD BY US FOR YOUR ACCOUNT.
          Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all of the ADSs held by us for your account pursuant to the terms and conditions of the U.S. Offer set forth in the Offer to Purchase and the related ADS Letter of Transmittal.

          The U.S. Offer is being made in conjunction with a separate offer in Venezuela (the “Venezuelan Offer” and, together with the U.S. Offer, the “Offers”) by the Venezuelan Republic to purchase any and all outstanding Common Shares, other than those already beneficially owned by the Venezuelan Republic, which represent approximately 6.59% of CANTV’s outstanding capital stock, at a price of the Bolivar equivalent (based on the official exchange rate in the Venezuelan Republic for the sale of U.S. dollars by Banco Central de Venezuela (the Central Bank of Venezuela) (“Bolivar Exchange Rate”) as of the settlement date for the Venezuelan Offer on the Caracas Stock Exchange) of US$2.12113 per Common Share in cash, but subject to a 1% withholding tax on proceeds from the sale of shares on the Caracas Stock Exchange (unless otherwise provided by an applicable income tax treaty). Based on the current Bolivar Exchange Rate of Bs. 2,150.00 per U.S. dollar, the Bolivar equivalent of US$2.12113 is Bs. 4,560.43. The Venezuelan Offer is open to all holders of Common Shares, wherever the holders are located, but is not open to holders of ADSs. Documentation for the Venezuelan Offer will be available in English.
          The price to be paid in the Offers would also be adjusted upward or downward to reflect changes, if any, in the Bolivar Exchange Rate under certain circumstances set forth in “THE U.S. OFFER – Section 1 – Terms of the U.S. Offer; Expiration Date.”
          Common Shares of CANTV, except insofar as they are represented by ADSs, cannot be tendered pursuant to the U.S. Offer and can only be tendered pursuant to the Venezuelan Offer. Holders of Class D Common Shares that wish to participate in the U.S. Offer may, pursuant to the instructions contained in the Offer to Purchase, deposit their Class D Common Shares (“Deposited Class D Common Shares”) with Banco de Venezuela, SACA or Banco Venezolano de Crédito, as custodian (each, a “Custodian”), for the account of The Bank of New York, as the depositary for the ADS facility (the “ADS Depositary”) pursuant to the Amended and Restated Deposit Agreement, dated September 10, 2000 (the “Deposit Agreement”), among CANTV, the ADS Depositary and holders from time to time of American Depositary Receipts (“ADRs”) issued thereunder. In connection with such deposit, holders must deliver to the Custodians the required documentation for the deposit of Class D Common Shares, including instructions for the ADSs to be issued therefor to be delivered to the ADS Receiving Agent. Those holders must also deliver the ADS Letter of Transmittal and other documentation required for tendering ADSs to the ADS Receiving Agent. Upon the Venezuelan Republic’s acceptance for payment of ADSs tendered into the U.S. Offer, the ADS Depositary will deliver ADSs for Deposited Class D Common Shares (taking into account that each ADS represents seven Class D Common Shares) and, in accordance with the holders’ instructions, deliver those ADSs to the ADS Receiving Agent for tender into the U.S. Offer. Holders of Deposited Class D Common Shares will not be responsible for any fees relating to such deposit of their Class D Common Shares.
          Please note the following:
1.	The consideration per ADS is US$14.84791 in cash, without interest thereon.

2.	The U.S. Offer is being made for all outstanding ADSs.
3.	Tendering ADS holders will not be obligated to pay transfer taxes, except as set forth in Instruction 6 of the ADS Letter of Transmittal, on the transfer of ADSs pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the ADS Letter of Transmittal.
4.	The U.S. Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, May 8, 2007, unless the U.S. Offer is extended or earlier terminated.
5.	As of the date hereof, the Board of Directors of CANTV has not publicly announced a position with respect to the U.S. Offer.
6.	Notwithstanding any other provision of the U.S. Offer, the payment of US$14.84791 in cash for each ADS accepted for payment pursuant to the U.S. Offer will, in all cases, be made only after timely receipt by the ADS Receiving Agent of (a) ADRs evidencing ADSs, pursuant to the procedures set forth in “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” of the Offer to Purchase, or a timely book-entry confirmation with respect to such ADSs, (b) the ADS Letter of Transmittal properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in “THE U.S. OFFER – Section 3 – Procedures for Tendering ADSs into the U.S. Offer” of the Offer to Purchase) in connection with a book-entry transfer in lieu of such ADS Letter of Transmittal, and (c) any other documents required by the ADS Letter of Transmittal.
7.	The U.S. Offer is not conditioned upon a financing condition, but is conditioned upon, among other things, that (a) there shall have been validly tendered in accordance with the terms of the Offers prior to the expiration of the Offers and not withdrawn such number of Common Shares and ADSs representing a number of Class D Common Shares that, together with the number of Common Shares already beneficially owned by the Venezuelan Republic at the expiration of the Offers, represent at least a majority of the then-outstanding Common Shares (including Class D Common Shares represented by ADSs) (the “Minimum Tender Condition”); (b) the execution of the February 12, 2007 memorandum of understanding among the Venezuelan Republic, on the one hand, and Verizon Communications Inc. (“Verizon”) and Verizon’s affiliate, GTE Venholdings B.V. (“GTE Venholdings”), on the other hand (the “Verizon Memorandum”), the commencement of the Offers or the consummation of the transactions contemplated by the Verizon Memorandum shall not have (i) resulted in a default, termination or limitation of rights or in the acceleration of any payment obligations under any agreement or arrangement to which CANTV or any of its subsidiaries is a party or by which any of them is bound or (ii) otherwise triggered any change of control provision in any such agreement or arrangement that individually, or in the aggregate, would be reasonably likely to have a material adverse effect on the business, operations, financial condition, or results of operations of CANTV and its subsidiaries, taken as a whole; (c) any approval, authorization or relief that may be required from the Venezuelan Superintendencia para la Promoción y Protección de la Libre Competencia (the Venezuelan Superintendent of Promotion and Protection of Free Competition), the Venezuelan Comisión Nacional de Telecomunicaciones (the Venezuelan National Telecommunications Commission), the Venezuelan Comisión Nacional de Valores (the Venezuelan Securities Commission or “CNV”) or the U.S. Securities and Exchange Commission (the “SEC”) to consummate the Offers shall have been obtained and shall remain effective; (d) GTE Venholdings shall not have breached its obligation under, and subject to the terms and conditions of, the Verizon Memorandum to tender its ADSs and Common Shares into the Offers; (e) CANTV shall not have declared any dividends other than as required by law; (f) there shall not have occurred any change in CANTV’s outstanding capitalization or any material corporate reorganization or restructuring or similar transaction; and (g) the conditions to the Venezuelan Offer shall have been satisfied or waived by the Venezuelan Republic. For more information, see “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer” and “THE U.S. OFFER – Section 15 – The Verizon Memorandum” of the Offer to Purchase.
          The Venezuelan Republic may waive any of the foregoing conditions. Under Venezuelan law, the Venezuelan Republic may waive the Minimum Tender Condition only if there has been validly tendered in accordance with the terms of the Offers prior to the expiration of the Offers and not withdrawn such number of Common Shares (including Class D Common Shares represented by ADSs) that, together with the number of Common Shares already beneficially owned by the Venezuelan Republic at the expiration of the Offers, represent at least 75% of a majority of the then-outstanding Common Shares (including Class D Common Shares represented by ADSs). References in the U.S. Offer to Purchase to any dividend declaration by CANTV are not intended to constitute a waiver by the Venezuelan Republic of any of the foregoing conditions. See “THE U.S. OFFER – Section 11 – Conditions to the U.S. Offer” of the Offer to Purchase.
          The U.S. Offer is made solely by the Offer to Purchase and the related ADS Letter of Transmittal. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The Venezuelan Republic is not aware of any jurisdiction in which the making of the U.S. Offer or the tender of ADSs in connection therewith would not be in compliance with the laws of such jurisdiction. If the Venezuelan Republic becomes aware of any state law prohibiting the making of the U.S. Offer or the acceptance of ADSs pursuant thereto in such state, it will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the U.S. Offer. If, after such good faith effort, the Venezuelan Republic cannot comply with any such state statute, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of ADSs in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Venezuelan Republic by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
          If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO
THE U.S. OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING AMERICAN DEPOSITARY SHARES
OF
COMPAÑÍA ANÓNIMA NACIONAL TELÉFONOS DE VENEZUELA (CANTV)
FOR
US$14.84791 PER AMERICAN DEPOSITARY SHARE (“ADS”)
(EACH ADS REPRESENTING 7 SHARES
OF CLASS D COMMON STOCK OF CANTV)
BY
THE BOLIVARIAN REPUBLIC OF VENEZUELA
          The undersigned acknowledge(s) receipt of your letter and the U.S. Offer to Purchase dated April 9, 2007 (the “Offer to Purchase”) and the related ADS Letter of Transmittal in connection with the U.S. offer by the Bolivarian Republic of Venezuela to purchase any and all outstanding ADSs of Compañía Anónima Nacional Teléfonos de Venezuela (CANTV), each for US$14.84791 in cash, without interest, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal.
          This will instruct you to tender the number of ADSs indicated below (or if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal.

Number of ADSs to be Tendered:                      ADSs*

Account Number:		Signature(s):

Dated:	, 2007

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all ADSs held by us for your account.